Exhibit 4.1

AMENDED AND RESTATED STOCK OPTION PLAN

1.	The Plan

The Board of Directors of Oncolytics Biotech Inc. (the “Corporation”) has adopted this Stock Option Plan (the “Plan”) governing the issuance of Options (as defined herein) of the Corporation to Eligible Persons (as defined herein).

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the Directors, Officers, Employees and Consultants to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally; (iii) encouraging such persons to remain associated with the Corporation; and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	Definitions

(a)	“associate” has the meaning ascribed thereto in the TSX Policies.

(b)	“Board” means the board of directors of the Corporation as constituted from time to time and shall be deemed to include any committee thereof to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to Section 4 of this Plan.

(c)	“Change of Control” means:

(i)	the acceptance by the holders of Shares, representing in the aggregate of more than 50 percent (50%) of all issued and outstanding Shares, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares;

(ii)	the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of Shares, which together with such person’s then owned Shares, if any, represent more than 50 percent (50%) of the Corporation’s then outstanding Shares;

(iii)	the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

(iv)	the passing of a resolution by the board of directors of the Corporation or shareholders of the Corporation to substantially liquidate assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement);

(v)	individuals who were members of the board of directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors of the Corporation following such election;

(vi)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii), (iii), (iv) or (v) referred to above; or

(vii)	a determination by the board of directors of the Corporation that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation’s assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

(d)	“Corporation” means Oncolytics Biotech Inc.

(e)	“Consultant” means an individual or Consultant Corporation, other than a Director, Officer or Employee, that:

(i)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or a subsidiary of the Corporation, other than services in relation to a distribution;

(ii)	provides the services under a written contract for an initial, renewable or extended period of twelve months or more; and

(iii)	spends or will spend a significant amount of time and attention on the affairs of the Corporation or a subsidiary of the Corporation.

(f)	“Consultant Corporation” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(g)	“Director” means a director of the Corporation or any subsidiary of the Corporation.

(h)	“Eligible Person” means a Director, Officer, Employee or Consultant of the Corporation or its subsidiaries.

(i)	“Employee” means a persons who would be considered an ‘employee’ under the Tax Act, or who works full-time or for a specified number of hours per week on a continuing regular basis and is subject to the same control and direction by the Corporation or a subsidiary of the company over the details and methods of work as an employee of the company, but for whom tax and other deductions are not made at source.

(j)	“Exchange” means the Toronto Stock Exchange and such other stock exchange(s) on which the Shares are then listed and posted for trading from time to time.

(k)	“insider” has the meaning ascribed thereto in the TSX Policies.

(l)	“insider participation limit” has the meaning ascribed thereto in the TSX Policies.

(m)	“Market Price” means the closing price of the Shares on the TSX (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Board acting reasonably and in good faith) on the last trading date prior to the date of grant of an Option hereunder.

(n)	"Non-Employee Director" means any Director who is not also an Employee.

(o)	“Officer” means an officer of the Corporation.

(p)	“Option” means an option to purchase Shares granted pursuant to this Plan.

(q)	“Participant” means each of the Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

(r)	“Plan” means this Stock Option Plan.

(s)	“Security Based Compensation Arrangement” has the meaning ascribed thereto in the TSX Policies.

(t)	“Shares” means common shares in the capital of the Corporation and shall be deemed to include any other listed securities that may be acquired by a Participant upon the exercise of an Option the terms of which have been modified in accordance with Section 17.

(u)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

(v)	“TSX” means the Toronto Stock Exchange.

(w)	“TSX Policies” means the policies included in the TSX Company Manual.

4.	Administration

(a)	The Plan shall be administered by the Board and, for greater certainty, the board of directors of the Corporation shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the board of directors that has been assigned the responsibility of determining the Corporation’s policies with respect to executive compensation.

(b)	Subject to the terms and conditions set forth herein and the TSX Policies, the Board is authorized to provide for the granting, exercise and method of exercise of Options, all on such terms (which may vary between Options granted from time to time) as it shall determine. In addition, the Board shall have the authority to:

(i)	construe and interpret this Plan and all option agreements entered into hereunder,

(ii)	prescribe, amend and rescind rules and regulations relating to this Plan; and

(iii)	make all other determinations necessary or advisable for the administration of this Plan.

All determinations and interpretations made by the Board shall be binding on all Participants and on their legal, personal representatives and beneficiaries.

(c)	Options shall be evidenced by an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve or authorize from time to time.

5.	Shares Subject to this Plan

(a)	Subject to Section 17, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(b)	The number of Shares reserved for issuance under this Plan and all other Security Based Compensation Arrangements in aggregate shall not exceed fourteen percent (14%) of the total number of issued and outstanding Shares from time to time.

(c)	If any Option granted under this Plan shall be exercised or shall expire or terminate for any reason without having been exercised in full, any Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

6.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

7.	Eligibility and Participation

The Board may from time to time, in its discretion, grant an Option to any Eligible Person, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the TSX Policies or the requirements of any other Exchange on which the Shares are listed require such approval.

8.	Exercise Price

Options may be exercised at a price (the “Exercise Price”) which shall be fixed by the Board at the time that the Option is granted. No Option shall be granted with an Exercise Price at a discount to the Market Price.

9.	Number of Optioned Shares

The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other Security Based Compensation Arrangement, shall not exceed five percent (5%) of the total number of issued and outstanding Shares (calculated on a non-diluted basis).

10.	Term

The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted, provided that:

(a)	no Option shall be exercisable for a period exceeding ten (10) years from the date the Option is granted;

(b)	the Option Period shall be automatically reduced in accordance with Sections 12 and 13 upon the occurrence of any of the events referred to therein; and

(c)	no Option in respect of which shareholder approval is required under the TSX Policies or the requirements of any other Exchange on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation.

Notwithstanding the foregoing, if the Option Period of an Option expires during a Blackout Period (as defined below) or within five (5) business days after a Blackout Period, such Option Period shall be deemed to be extended to the date which is the tenth (10th) business day after the last day of the applicable Black Out Period. For the purposes of this Plan, Blackout Period means, with respect to an Option, any period during which the holder of such Option is not permitted to trade Shares pursuant to the policies of the Corporation.

11.	Method of Exercise of Option

(a)	Except as set forth in Sections 12 and 13 or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, an Eligible Person.

(b)	Options may be exercised in whole or in part and may be exercised on a cumulative basis where a vesting limitation has been imposed at the time of grant.

(c)	Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Calgary, Alberta:

(i)	a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and

(ii)	a cash payment, cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised. For greater certainty, the Corporation shall not provide financial assistance in regards to the exercise of an Option.

(d)	Upon the exercise of an Option as aforesaid, the Corporation shall use its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Participant (or his legal, personal representative) shall have then paid for.

(e)	In order to fulfill the Corporation’s obligations under the Tax Act in respect of withholding and remittance on account of tax payable by Participants on the exercise of Options under this Section 11, the Corporation shall advise each Participant, on receiving such Participant’s notice of intention to exercise, of the amount of such remittance (the “Remittance Amount”) required under the Tax Act. Prior to the delivery of the Shares, the Corporation may, in its sole discretion:

(i)	require the Participant to pay to the Corporation, as an additional amount on the exercise of their Options, the Remittance Amount;

(ii)	withhold from any remuneration or consideration payable to the Participant an amount equal to the Remittance Amount;

(iii)	retain and sell on behalf of the Participant such number of Shares to obtain proceeds from the sale of such shares on the principal stock exchange on which the common shares are traded sufficient to satisfy the Remittance Amount; or

(iv)	any combination of the above.

Upon receipt or payment of this amount in the manner described above, the Corporation shall in accordance with Section 11(d) issue to the Participant the Shares (or in the case of subsection 11(d)(iii), the remaining Shares) for which the Option was exercised.

(f)	Notwithstanding anything else contained herein, each Participant shall be responsible for the payment of all applicable taxes, including, but not limited to, income taxes payable in connection with the exercise of any Options under this Plan and the Corporation, its Directors, Officers, Employees and agents shall bear no liability in connection with the payment of such taxes.

12.	Ceasing to be an Eligible Person

Subject to any written agreement between the Corporation and a Participant providing otherwise, if any Participant shall cease to be an Eligible Person for any reason other than the termination for cause or the death or permanent disability of the Participant, such Participant’s Option will terminate immediately as to the then unvested portion thereof and at 5:00 p.m. (Calgary time) on the earlier of the date of the expiration of the Option Period and the ninetieth (90th) day after the date such Participant ceases to be an Eligible Person as to the then vested portion of the Option.

If a Participant ceases to be an Eligible Person as a result of the termination of such Participant for cause, effective as of the date notice is given to the Participant of such termination, all outstanding Option Agreements under which Options have been granted to such Participant shall be terminated and all rights to receive Shares thereunder shall be forfeited by such Participant, and the Participant shall not be entitled to receive any Shares or other compensation in lieu thereof.

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall (i) confer upon such Participant any right to continue as a Director, Officer, Employee or Consultant of the Corporation or a subsidiary thereof, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a Director, Officer, Employee or Consultant of the Corporation or a subsidiary thereof, as the case may be.

Notwithstanding the foregoing, the Board may, at its sole discretion, extend the period during which any Options may be exercised by a Participant that has ceased to be an Eligible Person, in the case of Options held by non-management Directors, by not more than one (1) year, and in the case of Options held by other persons, by not more than three (3) years, but in no case longer than the original expiry date of the Options established at the time of grant.

13.	Death or Permanent Disability of a Participant

Subject to any written agreement between the Corporation and a Participant providing otherwise, if in the event of the death or permanent disability of a Participant, any Option previously granted to such Participant shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death or permanent disability of such Participant, whichever is earlier, and then only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or applicable law;

(b)	to the extent that he was entitled to exercise the Option as at the date of the Participant’s death or permanent disability.

14.	Change of Control

Notwithstanding any other provision hereof, in the event of a Change of Control, all Options which have not otherwise vested in accordance with their terms shall immediately vest and be exercisable, notwithstanding the other terms of the Options or this Plan for a period of time ending on the earlier of the expiry time of the Option and the ninetieth (90th) day following the Change of Control.

15.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable or assignable unless specifically provided herein. The Corporation shall not recognize any attempted exercise of any purported assignee of a Participant. During the lifetime of a Participant any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, by the person or persons to whom the Participant’s rights under the Option pass by the Participant’s will or applicable law.

16.	Amendment and Termination of Plan

(a)	The Board may, at any time, suspend or terminate this Plan.

(b)	Subject to Section 16(c) and 16(d), the Board may, at any time and from time to time, amend this Plan or any Option, subject to applicable TSX Policies and the requirements of any other Exchange on which the Shares are then listed, without the consent or approval from any Participant or shareholder of the Corporation (provided that no such amendment may be made that will materially prejudice the rights of any Participant under any Option previously granted to the Participant without consent by such Participant) including without limitation:

(i)	to amend, modify or terminate this Plan with respect to all Shares in respect of Options which have not yet been granted thereunder;

(ii)	to make any amendment of a “housekeeping nature”, including to make any amendment typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Option;

(iii)	to change the provisions relating to the manner of exercise of Options, including changing or adding any form of financial assistance provided by the Corporation or adding or amending provisions relating to a cashless exercise of Options;

(iv)	accelerating vesting or extending the expiration date of any Option (provided that such Option is not held by an insider), provided that the period during which an Option is exercisable does not exceed 10 years from the date the Option is granted;

(v)	adding a cashless exercise feature, payable in cash or securities, whether or not providing for a full deduction of the number of underlying Shares from this Plan reserve; and

(vi)	to make any addition to, deletion from or alteration of the provisions of this Plan or any Option that are necessary to comply with applicable law, the TSX Policies, or the requirements of any other Exchange on which the Shares are then listed and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan.

(c)	Notwithstanding Section 16(b), the Board may not, without approval of the holders of a majority of Shares present and voting in person or by proxy at a meeting of holders of Shares, amend this Plan or any Option to:

(i)	increase the number of Shares reserved for issuance pursuant to this Plan;

(ii)	extend eligibility to participate in this Plan to persons other than Eligible Persons;

(iii)	permit Options to be transferred, other than for normal estate settlement purposes or to an RRSP or similar plan;

(iv)	permit awards other than Options to be made under this Plan;

(v)	amend or delete Section 10(a) to extend the term of any Option beyond the Option Period of such Option or allow for such Option to be exercisable for a period exceeding ten (10) years from the date the Option is granted, or extend any Option benefitting an insider other than as otherwise provided for under this Plan; or

(vi)	reduce the Exercise Price of an Option, except for the purpose of maintaining Option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of shares or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation (for this purpose, cancellation or termination of an Option prior to its expiry date for the purpose of reissuing Options to the same option-holder with a lower Exercise Price will be considered an amendment to reduce the Exercise Price of an Option); or

(vii)	change the insider participation limitation under this Plan; or

(viii)	amend this Section 16.

(d)	Notwithstanding Section 16(b), no amendment or revision to this Plan or any Option pursuant to Section 16(b) shall in any manner materially adversely affect the rights of any Participant under any Options granted under this Plan prior to such amendment or revision without such Participant’s consent.

17.	Necessary Approvals

(a)	The obligation of the Corporation to issue and deliver Shares in accordance with this Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or any Exchange on which the Shares are then listed. If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

(b)	Without obtaining the approval of the shareholders of the Corporation in accordance with the TSX Policies or the requirements of any other Exchange on which the Shares are then listed, no Options shall be granted pursuant to this Plan, if such grant together with grants pursuant to all other share compensation arrangements of the Corporation, could result, at any time, in:

(i)	a number of Shares issuable pursuant to Options granted to insiders exceeding ten percent (10%) of the number of outstanding Shares at any time;

(ii)	the issuance within a one year period to insiders, of a number of Shares exceeding ten percent (10%) of the number of outstanding Shares; or

(iii)	the issuance to any one insider and such insider’s associates, within a one year period, of a number of Shares exceeding five percent (5%) of the number of outstanding Shares.

(c)	The total annual grant of Options to any one Non-Employee Director cannot exceed a grant value of $150,000.

18.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the TSX Policies and the requirements of any other Exchange on which the Shares are then listed.

19.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

20.	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile or email transmission addressed, if to the Corporation, at its principal address in Calgary, Alberta (being currently 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7), Attention: Chief Financial Officer; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

21.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

22.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

DATED: May 9, 2023